EXHIBIT 5

July 23, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Registration Statement on Form S-8 Relating to the Superior Bancorp 2008
Incentive Compensation Plan

Ladies and Gentlemen:

As General Counsel for Superior Bancorp (the “Company”), I am familiar with the Restated Certificate of Incorporation and By-Laws of the Company, the Company’s 2008 Incentive Compensation Plan (the “Plan”) and the Registration Statement on Form S-8 (the “Registration Statement”) relating to 300,000 shares (the “Shares”) of the common stock, $.001 par value per share, of the Company (the “Common Stock”) to be issued pursuant to the terms of the Plan. I have examined such public records and corporate proceedings and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below.

Based upon such examination, I am of the opinion that:

1.    The Shares have been duly authorized;

2.    Upon issuance, sale and delivery of the Shares as contemplated in the Registration Statement and the Plan, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ William H. Caughran

General Counsel